Exhibit 99.1

Opexa Therapeutics Reports Third Quarter 2008 Financial Results

THE WOODLANDS, Texas--(BUSINESS WIRE)--October 23, 2008--Opexa Therapeutics, Inc. (NASDAQ:OPXA), a company dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases such as multiple sclerosis (MS) and diabetes, today reported financial results for the quarter ended September 30, 2008, and provided an update on its recent accomplishments.

Recent Highlights:

-- Completed first-in-class Phase IIb TERMS (Tovaxin(R) for Early Relapsing Multiple Sclerosis) clinical study evaluating Tovaxin, a novel patient-specific treatment for MS. Top-line findings, which were reported in September 2008 at the World Congress on Treatment and Research in Multiple Sclerosis include:

-- Annualized relapse rate (ARR) of 0.214 for patients treated with Tovaxin, which compares favorably to the lowest ARRs reported in studies of any MS therapy on the market or in development.

-- Excellent safety with no serious adverse events attributed to Tovaxin.

-- Additional data analysis, which focused on patients with the most active disease (prospectively defined ARR>1 population) provided the following findings:

-- Tovaxin-treated patients experienced a statistically significant improvement in disability as measured by the Expanded Disability Status Scale (EDSS) (p=0.045) as compared to placebo.

-- Tovaxin-treated patients experienced an improvement in brain atrophy and in the number of Gadolinium enhanced (Gd) lesions as well as in T-2 lesion volumes, as compared to patients receiving placebo.

-- Tovaxin-treated patients had less T-cell reactivity and experienced fewer relapses as compared to patients on placebo suggesting that Tovaxin may lower the risk of relapse for patients in this population.

-- Completed enrollment of one-year open label extension study of Tovaxin. Approximately 90 percent of patients in the Phase IIb TERMS study elected to participate.

-- Completed a private placement financing with gross proceeds of approximately $3 million.

“Opexa’s Phase IIb TERMS study provided important data which highlighted Tovaxin’s potential therapeutic benefit to those patients suffering with more active disease and most in need of treatment,” commented Neil K. Warma, president and chief executive officer of Opexa. “Earlier today, we were pleased to report Tovaxin’s positive results with the prospectively defined ARR>1 population as evidenced by a statistically significant reduction in disability, improvements with respect to brain atrophy and lesions, and an important reduction in T-cell reactivity. Previously, we reported that Tovaxin demonstrated a reduction in ARR to levels on par with the most efficacious currently available MS treatments, as well as an impressive safety and tolerability profile. We are aggressively pursuing the ongoing interest of potential strategic partners to further advance this innovative therapy.”

Third Quarter Financial Results

Opexa recorded no revenues for the three months ended September 30, 2008 or in the comparable prior-year period.

Research and development expenses were approximately $2.4 million for the three months ended September 30, 2008, compared to approximately $3.2 million for the three months ended September 30, 2007. The decrease in expenses was primarily due to a wind down of costs of conducting the Phase IIb clinical trial for Tovaxin recorded in 2008 offset in part by costs associated with enrollment of the one-year Phase IIb extension study of Tovaxin.

General and administrative expenses were approximately $0.7 million for the three months ended September 30, 2008, as compared to approximately $0.8 million for the three months ended September 30, 2007. The decrease in expenses is primarily due to a decrease in stock compensation expense in the current period.

Opexa reported a net loss for the three months ended September 30, 2008, of approximately $3.1 million, or $0.28 per share, compared with a net loss of approximately $2.4 million, or $0.35 per share, for the three months ended September 30, 2007.

The company had cash and cash equivalents of approximately $4.0 million as of September 30, 2008, compared with approximately $2.6 million as of December 31, 2007.

Year-to-Date Financial Results

Opexa reported no revenues in the nine months ended September 30, 2008, or in the comparable prior-year period.

Research and development expenses were approximately $7.1 million for the nine months ended September 30, 2008, compared to approximately $10.1 million for the nine months ended September 30, 2007. The decrease in expenses was primarily due to a decrease in activities related to the Phase IIb clinical trial for Tovaxin in 2008 as compared to 2007 and a reduction in stock compensation expense recorded in 2008.

General and administrative expenses were approximately $2.7 million for the nine months ended September 30, 2008, as compared to approximately $2.6 million for the nine months ended September 30, 2007. The increase in expenses is primarily due to an increase in stock compensation expense during the current period.

Opexa reported a net loss for the nine months ended September 30, 2008, of approximately $9.9 million, or $0.99 per share, compared with a net loss of approximately $10.8 million, or $1.62 per share, for the nine months ended September 30, 2007.

Conference Call Information

Opexa will host a conference call on Thursday, October 23, 2008, at 8:30 a.m. Eastern Time to discuss the company’s third quarter results and recent clinical developments.

The conference call can be accessed by dialing (800) 230-1092 from the U.S. and (651) 291-0618 internationally. Additionally a live webcast of the call will be available on Opexa’s web site at www.opexatherapeutics.com. The webcast will be archived until November 22, 2008.

Additionally, a replay of the conference call can be accessed until October 30, 2008, at 11:59 p.m., by dialing (800) 475-6701 from the U.S. and (320) 365-3844 internationally, and entering the following access code: 965022.

About Opexa Therapeutics

Opexa Therapeutics is a biotechnology company dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases. The company’s leading therapies currently in development have the potential to address significant unmet medical needs in several large patient populations including multiple sclerosis (MS) and diabetes. The company's lead product is Tovaxin, a T-cell therapy for MS which recently completed a Phase IIb trial. The company also holds an exclusive worldwide license for adult multi-potent stem cells derived from mononuclear cells of peripheral blood. The technology provides means to differentiate these stem cells into other tissue types such as pancreatic islets. By using an individual’s own cells, this approach may minimize threat of treatment rejection. This technology serves as the basis for Opexa’s preclinical diabetes program, which is focused on the generation of insulin-secreting pancreatic-like cells. For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management's strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of collaborative relationships, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of developing a marketable product, our ability to raise additional capital to continue our treatment development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in our filings with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

OPEXA THERAPEUTICS, INC.
(a development stage company)
Financial Highlights
(Unaudited)

Statements of Expenses Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Research & development	$2,429,258	$3,189,256	$7,134,786	$10,148,930
General and Administrative	660,814	842,079	2,668,511	2,557,609
Depreciation	58,826	50,446	175,896	149,371
Loss on disposal of assets	—	—	116	4,034

Operating loss	(3,148,898)	(4,081,781)	(9,979,309)	(12,859,944)

Interest Income	23,681	102,292	92,885	423,086
Other income and expense, net	—	1,612,440	34,901	1,612,440
Interest expense	(4,553)	(4,731)	(15,573)	(10,875)

Net loss	$(3,129,770)	$(2,371,780)	$(9,867,096)	$(10,835,293)

Basic and diluted loss per share	$(0.28)	$(0.35)	$(0.99)	$(1.62)

Weighted average shares outstanding	11,370,527	6,696,784	9,977,831	6,696,784

Selected Balance Sheet Data:	September 30, 2008	December 31, 2007
Cash and cash equivalents	$4,044,082	$2,645,482
Other current assets	180,240	355,266
Fixed assets (net)	1,225,905	1,370,647
Total assets	5,450,227	4,371,395
Total current liabilities	2,068,712	2,075,354
Total long term liabilities	116,131	162,456
Total stockholders’ equity	3,265,384	2,133,585

CONTACT:
Opexa Therapeutics, Inc.
Lynne Hohlfeld, 281-719-3421
lhohlfeld@opexatherapeutics.com
or
Vida Communication
Stephanie Diaz, 415-675-7400 (Investors)
sdiaz@vidacommunication.com
Tim Brons, 415-675-7400 (Media)
tbrons@vidacommunication.com